UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2021 (September 29, 2021)

SHOE CARNIVAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Indiana	0-21360	35-1736614
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7500 East Columbia Street Evansville, Indiana		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (812) 867-4034

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SCVL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Succession and Appointment of Mark Worden to the Board of Directors

As previously announced in a Current Report on Form 8-K filed by Shoe Carnival, Inc. (the “Company”) on March 22, 2021, effective on September 30, 2021, Mark J. Worden, the Company’s President and Chief Customer Officer, succeeded Clifton E. Sifford as the Company’s President and Chief Executive Officer and as the Company’s principal executive officer.  Mr. Sifford continues to serve in the role of Vice Chairman of the Company’s Board of Directors (the “Board”) and, in such role, will continue to be an employee of the Company.

On September 29, 2021, the Company’s Board approved an increase in the size of the Board from seven directors to eight directors.  Upon the recommendation of the Nominating and Corporate Governance Committee, on September 29, 2021, the Board also appointed Mr. Worden to serve as a member of the Board, effective upon his becoming the Company’s President and Chief Executive Officer on September 30, 2021, with a term to expire at the Company’s 2024 Annual Meeting of Shareholders and until his successor is elected and has qualified.  Mr. Worden has not been appointed to any of the committees of the Company’s Board.

There are no arrangements or understandings between Mr. Worden and any other persons pursuant to which he was appointed as a director of the Company. There are no transactions in which Mr. Worden has a material direct or indirect interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Mr. Worden will not receive any additional compensation for his service as a director.

Amendment and Restatement of Mark Worden’s Employment Agreement

On September 30, 2021, the Company entered into an Amended and Restated Employment and Noncompetition Agreement with Mr. Worden (the “Amended Employment Agreement”).  The Amended Employment Agreement, which is effective as of October 1, 2021, amends and restates the Employment and Noncompetition Agreement between the Company and Mr. Worden originally entered into as of September 10, 2018 (the “Original Agreement”).  For a description of the material terms of the Original Agreement, please see the section entitled “Executive and Director Compensation—Termination and Change in Control Arrangements” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2021. Other than as described herein, the terms of the Amended Employment Agreement are the same in all material respects to those of the Original Agreement.

The Amended Employment Agreement provides for an initial term commencing on October 1, 2021 and ending on September 30, 2024, and automatically renewing for successive one-year periods thereafter, unless earlier terminated in accordance with its terms. The Amended Employment Agreement provides that Mr. Worden will serve as President and Chief Executive Officer of the Company with an annual base salary of $700,000, as adjusted from time to time by the Board.

Pursuant to the Amended Employment Agreement, upon the expiration of the term of the agreement, Mr. Worden will be entitled to receive (i) that portion of his base salary that is earned but unpaid through the termination date, (ii) any accrued but unpaid paid time off, (iii) reimbursement for expenses that are not yet reimbursed and (iv) any vested benefits to which he is entitled under the Company’s employee benefit plans (collectively, the “Accrued Obligations”).  In addition, if the Company elects not to renew the Amended Employment Agreement upon the expiration of its term and terminates Mr. Worden’s employment (other than within two years following a change in control) without offering to pay him severance equal to 100% of his base salary, he will not be subject to the non-competition and non-solicitation provisions of the Amended Employment Agreement.

If Mr. Worden’s employment is terminated by the Company for cause (as defined in the Amended Employment Agreement), by Mr. Worden without good reason (as defined below), or as a result of his death or disability, Mr. Worden will be entitled to receive the Accrued Obligations. If Mr. Worden’s employment is terminated by the Company without cause or by Mr. Worden for good reason (in each case, other than within two years following a change in control), Mr. Worden will be entitled to the following: (a) the Accrued Obligations; and (b) subject to his compliance with the restrictive covenants set forth in the Amended Employment Agreement and his execution of a release agreement, (i) a lump sum amount equal to 150% of the sum of (A) his base salary at the highest rate in effect at any time during the 12 months prior to the termination date, plus (B) his target incentive bonus for the bonus year in which the termination date occurs; (ii) an amount equal to 18 times the monthly amount charged, as of his termination date, for continuation coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985 for the coverage options and coverage levels applicable to him and his covered dependents immediately prior to the termination date (the “COBRA Premium Rate”); (iii) outplacement services for a period of up to two years and not to exceed $10,000; and (iv) all of his outstanding unvested equity awards that are subject solely to time-based vesting restrictions as of the termination date will immediately vest in full. Under the Amended Employment Agreement, “good reason” is defined to include (a) a material reduction by the Company in Mr. Worden’s base salary; (b) a material, adverse diminution of his title, authority or duties (other than temporarily while he is unable to perform his duties because of a physical or mental injury or illness); (c) the Company relocating his principal place of employment to a location more than 30 miles from the Company office at which he was based immediately prior to such relocation; (d) the failure of any successor or assign to assume the Company’s obligations under the Amended Employment Agreement; or (e) a material breach of the Amended Employment Agreement by the Company.

If, within two years following a change in control, Mr. Worden’s employment is terminated by the Company without cause or by Mr. Worden for good reason or if the Company provides notice of non-renewal of the Amended Employment Agreement, Mr. Worden will be entitled to the following: (a) the Accrued Obligations; and (b) subject to his compliance with the restrictive covenants set forth in the Amended Employment Agreement and his execution of a release agreement, (i) a lump sum amount equal to 200% of the sum of (A) his base salary at the highest rate in effect at any time during the 12 months prior to the termination date, plus (B) his target incentive bonus for the bonus year in which the termination date occurs; (ii) an amount equal to 18 times the COBRA Premium Rate; (iii) outplacement services for a period of up to two years and not to exceed $10,000; and (iv) all of his outstanding unvested equity awards will immediately vest in full.

Under the Amended Employment Agreement, Mr. Worden is subject to non-competition, non-solicitation and non-disparagement provisions during the term of the agreement and for a period of 18 months (an increase from one year under the Original Agreement) following termination of his employment.

The foregoing description of the terms of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Letter Agreement with Clifton Sifford

The Company entered into a letter agreement with Mr. Sifford dated September 30, 2021 (the “Letter Agreement”), which acknowledges his resignation as Chief Executive Officer of the Company effective as of September 30, 2021 and provides for the mutual termination of the Amended and Restated Employment and Noncompetition Agreement, dated as of December 11, 2008, as amended, between the Company and Mr. Sifford, effective as of September 30, 2021. The Letter Agreement also provides for Mr. Sifford’s continued employment as executive Vice Chairman of the Board and the following benefits payable to Mr. Sifford while he is employed under the Letter Agreement:

•	From October 1, 2021 through December 31, 2021, Mr. Sifford will be paid a salary of $25,000 per month.
•

Beginning January 1, 2022, Mr. Sifford will receive annual compensation of $300,000, of which $150,000 will be paid in cash as salary and $150,000 will be paid in the form of an equity award that will be granted under the Shoe Carnival, Inc. 2017 Equity Incentive Plan on the date of the annual shareholders’ meeting.

•	Mr. Sifford will also receive an additional monthly stipend in the amount of $2,957 during the period he is employed under the Letter Agreement.

Mr. Sifford will not receive any other compensation or benefits in connection with his service as a director while he is employed under the Letter Agreement.

The Letter Agreement also contains non-competition, non-solicitation and non-disparagement provisions to which Mr. Clifford is subject during the term of the Letter Agreement and for 12 months after the termination of his employment with the Company for any reason, as well as customary confidentiality provisions.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibits
10.1	Amended and Restated Employment and Noncompetition Agreement, made and entered into as of October 1, 2021, by and between the Company and Mark J. Worden
10.2	Letter Agreement, dated September 30, 2021, by and between the Company and Clifton E. Sifford
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)
Date: October 5, 2021	By:	/s/ W. Kerry Jackson
W. Kerry Jackson
Senior Executive Vice President
Chief Financial and Administrative Officer and Treasurer

4